EXHIBIT 16.1

July 13, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A (Amendment No. 1) dated July 13, 2005 of PLX Technology, Inc. and are in agreement with the statements contained in the second sentence of paragraph 1 and in paragraphs 2, 3 and 4 on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP